Exhibit 2.2

AGREEMENT AND PLAN OF MERGER,

DATED AS OF NOVEMBER 12, 2018

AMONG

INCUMAKER, INC., a Delaware corporation,

SA.COM ACQUISITION CORP., a Delaware corporation

and

SKYAUCTION.COM, INC., a Delaware corporation

Exhibit 2.2 page 2 of 34

MERGER AGREEMENT

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 12, 2018 (this “Agreement”), by and among INCUMAKER, INC., a Delaware corporation with executive offices located at 327 Dahlonega Road, Suite 1701B, Cumming, GA 30040 (“Incumaker”), SA.COM ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Incumaker (“SAC”), SkyAUCTION.COM, INC., a Delaware corporation with executive offices located at 241 North Avenue West, Westfield, New Jersey 07090 (“Sky”), and Michael Hering (“Hering”), as the Shareholder Representative (as defined hereinafter) of the sky shareholders set forth on Exhibit B attached hereto (“Sky Shareholders”). Sky, in its capacity as the surviving corporation, is hereinafter sometimes referred to as the “Surviving Corporation,” and SAC and Sky are hereinafter sometimes referred to as the “Constituent Corporations” and all of the aforesaid parties hereinafter jointly referred to as the “Parties.”

WITNESSETH:

WHEREAS, SAC is a newly formed Delaware corporation to be used to complete the Merger described herein;

WHEREAS, the respective Boards of Directors of the Parties have each approved the merger of SAC with and into Sky, with Sky surviving (the “Merger”), on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the “DGCL”) and have determined that the Merger and the transactions contemplated herein are advisable and in the best interest of their respective entities and stockholders;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger;

and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(2)(E) and Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 and Section 351 of the Code.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Exhibit 2.2 page 3 of 34

ARTICLE I

THE MERGER

Section 1.01        The Merger. Upon the terms set forth herein and subject to the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time, SAC shall be merged with and into Sky, whereupon the separate corporate existence of SAC shall cease, and Sky shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.02        Effective Time; Closing . As promptly as practicable following the execution of this Agreement, immediately after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI, other than those conditions that only can be satisfied at the Closing (the “Effective Time”), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by and executed in accordance with the DGCL. Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Culhane Meadows PLLC (the “Closing”), or such other place, date and time as the parties mutually may agree.

Section 1.03        Effect of the Merger. From and after the Effective Time, all the property, rights, privileges, powers and franchises of Sky and SAC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Sky and SAC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. Without limitation of the foregoing, the Merger shall have the effects specified in Section 906 of the DGCL.

Section 1.04        Certificate of Incorporation; By-Laws The Certificate of Incorporation and Bylaws of Sky shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

Section 1.05        Officers and Directors of the Surviving Corporation. At the Effective Time, all members of the boards of directors of SAC and the officers of SAC shall tender their resignations and such vacancies shall be filled by the members of the board of directors and current officers of Sky (as disclosed on Section 1.05 of the Disclosure Schedules) immediately prior to the Effective Time and such Officers and directors, together with any additional directors as thereafter may be elected, shall hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected and qualified. Notwithstanding anything to the foregoing contained herein, Hering or his appointed designee (for purposes of this section Hering shall also refer to his appointed designee) shall serve as Chief Executive Officer of the Surviving Corporation. Hering shall be entitled to maintain his position as Chief Executive Officer for so long as he is a shareholder of Incumaker. Hering or his appointed designee shall also be granted one (1) seat on the board of directors of the Surviving Corporation. Hering shall be entitled to maintain his seat on the board of directors of the Surviving Corporation for so long as he is a shareholder in Incumaker. Additionally, for so long as Hering is a shareholder of Incumaker, he shall be allowed one non-voting representative (or himself) to attend and participate in all meetings and other activities of the board of directors of Incumaker. Such representative shall receive notice of such meetings of the board of directors of Incumaker pursuant to Incumaker’s incorporating documents. For so long as Hering is on the board of directors of the Surviving Corporation, the Surviving Corporation shall not enter into any material transaction related to the business or operations of the Surviving Corporation unless Hering gives his written consent to enter into such transaction. For so long as Hering is the Chief Executive Officer of the Surviving Corporation, he shall have the sole authority to approve of all spending by the Surviving Corporation, unless such authority is specifically delegated to another officer of the Surviving Corporation.

Exhibit 2.2 page 4 of 34

Section 1.06        Tax Consequences. The parties intend that, for United States federal income tax purposes, (a) the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code (the “Code”), except with respect to any cash consideration paid which shall be taxable under Section 356 of the Code, and each of the Parties shall be a party within the meaning of Section 368(b) of the Code to such reorganization, (b) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (c) the Incumaker Common Stock shall be treated as a “common stock” under Section 305 of the Code.

Section 1.07        Board of Directors and Stockholder Approvals. All required action on the part of the respective board of directors of each of the Parties hereto has been taken to consider, vote upon, and approve the adoption and approval of this Agreement, the Merger, and the other transactions contemplated by this Agreement.

Section 1.08         Effects Under the DGCL. When the Merger becomes effective, the separate existence of SAC shall cease, SAC shall be merged into Sky, and the Surviving Corporation shall possess all the rights, privileges, powers, and shall be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or any other jurisdiction, in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

Exhibit 2.2 page 5 of 34

ARTICLE II

STATUS AND CONVERSION OF SECURITIES

Section 2.01         Consideration.

(a)          The shares of common stock of Sky (“Sky Common Stock”) outstanding at the Effective Time shall, subject to compliance with Section 2.01(d), be converted into and exchanged for (i) an aggregate of 165,363,244 shares of common stock of Incumaker (the “Newly issued Incumaker Common Stock” which shall also be referred to simply as Incumaker Common Stock where applicable). A warrant (the “Warrant”) in the form attached hereto as Exhibit C shall be issued to Hering that is exercisable for three years at an exercise price of $.05 per share to purchase five million shares of Incumaker Common Stock as a bonus for arranging this transaction. In addition, a promissory noteshall be issued to the Shareholder Representative (on behalf of the Sky Shareholders) in the aggregate principal amount of $2,500,000 in the form of Exhibit A attached hereto (the “Merger Note”), which Merger Note shall provide for an initial payment of $500,000 within 120 days of the date of the Merger Note, repayment in full at the earlier of certain financings closed by Incumaker or the third anniversary date of the Closing Date, with such payments under the Merger Note being made to the Shareholder Representative, which shall allocate such payments to Sky’s Shareholders set forth in Exhibit B attached hereto. The Merger Note shall be guaranteed by the Surviving Corporation (the “Guaranty”), in the form of Exhibit D attached hereto, with such Guaranty secured by the Surviving Corporation’s assets via a security agreement (“Security Agreement”), in the form of Exhibit D attached hereto.

(b)          Notwithstanding Section 2.01(a) of this Agreement, merger consideration shall not be issued in respect of any shares of Sky Common Stock, the holders of which shall object to the Merger in writing and demand payment of the value of their shares of Sky Common Stock pursuant to, and in accordance with, Section 262 of the DGCL and as a result payment therefor is made. Such holders shall have only the rights provided by such Section 262.

(c)          Subject to the provisions of Section 2.01(b) of this Agreement, after the Effective Time, each holder of an outstanding certificate or certificates (the “Old Certificates”), or a lost stock certificate affidavit, in a form reasonably suitable to Incumaker, theretofore representing shares of Sky Common Stock, upon surrender thereof to Incumaker, shall be entitled to receive in exchange therefor a certificate or certificates (the “New Certificates”) in the form of electronic book entry by Island Stock Transfer, Incumaker’s transfer agent, to be acknowledged by letter from Island Stock Transfer as soon as practicable after the Effective Time reflecting the number of shares of Newly Issued Incumaker Common Stock represented by such Old Certificate or Old Certificates, representing the number of shares of Newly Issued Incumaker Common Stock into and for which the shares of Sky Common Stock theretofore represented by such surrendered Old Certificates have been converted. No certificates or scrip for fractional shares of Newly Issued Incumaker Common Stock will be issued, no Incumaker stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of Incumaker. In lieu of the issuance or recognition of fractional shares of Newly Issued Incumaker Common Stock or interests or rights therein, Incumaker shall round such fraction to the next higher whole number of shares of Newly Issued Incumaker Common Stock. Until surrendered and exchanged, each Old Certificate shall after the Effective Time be deemed for all corporate purposes, other than the payment of dividends or liquidating or other distributions, if any, to holders of record of Newly Issued Incumaker Common Stock, to represent only the right to receive the number of shares of Newly Issued Incumaker Common Stock into and for which the shares of Sky Common Stock theretofore represented by such Old Certificate shall have been converted. No dividend or liquidating or other distribution, if any, payable to holders of record of shares of Sky Common Stock at or after the Effective Time on shares of Newly Issued Incumaker Common Stock, or payable subsequent to the Effective Time to holders of record of shares of Sky Common Stock at a time prior to the Effective Time shall be paid to the holders of Old Certificates; provided, however, that upon surrender and exchange of such Old Certificates there shall be paid (subject to the last sentence of this Section 2.01(c)) to the record holders of the New Certificates issued in exchange therefor (i) the amount, without interest thereon, of dividends and liquidating or other distributions, if any, which theretofore have become payable to holders of record of shares of Sky Common Stock on or after the Effective Time with respect to the number of whole shares of Newly Issued Incumaker Common Stock represented by such New Certificates and (ii) the amount, without interest thereon, of dividends and liquidating or other distributions, if any, declared by Sky payable to holders of record of shares of Sky Common Stock at a time prior to the Effective Time, but payable subsequent to the Effective Time. In the event an outstanding Old Certificate or lost stock certificate affidavit is not surrendered and exchanged for shares of Newly Issued Incumaker Common Stock pursuant hereto, such Newly Issued Incumaker Common Stock owed to such Sky Shareholder shall be held by the Shareholder Representative. If outstanding Old Certificates or lost stock certificate affidavits are not surrendered and exchanged for shares of Newly Issued Incumaker Common Stock pursuant hereto within time-frames specified by applicable law, the Shareholder Representative shall make the proper filings with such state regarding escheatment, with the understanding that the Shareholder Representative shall have no liability to any holder of Old Certificates regarding the property being escheated. e.

Exhibit 2.2 page 6 of 34

(d)          If any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to the Incumaker any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of Incumaker that such tax has been paid or is not payable.

(e)          As of the Effective Time, no transfer of the shares of Sky Common Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Old Certificates are presented to Incumaker or the Surviving Corporation, they shall be exchanged pursuant to Section 2.01(c).

Section 2.02        Sky Stock Options and Sky Warrants. Sky has no options or warrants outstanding.

Section 2.03        Affiliates of Sky. Each of Sky and Incumaker agrees that it comply in all material respects with applicable securities laws of the United States or of any state or other jurisdiction while pursuing the Merger and the other transactions contemplated hereby.

Section 2.04        Sky Convertible Securities. Except for shares of Series A, Series B,Series C Preferred Stock, and Series A Restricted Stock, Sky has no securities convertible into, or exchangeable for, capital stock of Sky outstanding.

Exhibit 2.2 page 7 of 34

Section 2.05         Capital Stock of Incumaker. Except as contemplated by this Agreement, all issued shares of Incumaker Common Stock, whether outstanding or held in the treasury of Incumaker, shall continue unchanged as shares of capital stock of Incumaker.

Section 2.06         Piggyback Registration Rights. In the event Incumaker proposes to file a registration statement under the Securities Act of 1933 (“Securities Act” or “Act”) which relates to a current offering of securities of Incumaker, such registration statement (and the prospectus included therein) shall also at such time, promptly give each holder of New Certificates notice of such registration. Upon the request of each holder of New Certificates given within fifteen (15) days after such notice is given by Incumaker, Incumaker shall use its best commercial efforts to cause to be registered all of the shares that each such holder has requested to be included in such registration so as to permit the public sale of such Incumaker shares. Incumaker shall have the right to terminate or withdraw any registration initiated by it under this Section 2.06 before the effective date of such registration, whether or not any holder of New Certificates has elected to include registered shares in such registration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SKY

As an inducement to, and to obtain the reliance of Incumaker, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Sky to Incumaker on the date hereof (the “Disclosure Schedule”), Sky hereby represents, warrants and covenants as follows:

Section 3.01        Organization. Sky is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Sky has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business as it is now being conducted, including qualification to do business as a foreign corporation in any states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where such failure would not have a material adverse effect on business or financial condition of Sky.

Section 3.02      Capitalization. As of the date hereof, the entire authorized capitalization of Sky consists of 2,000,000 shares of common stock, and 1,043,738 shares of preferred stock, $0.01 par value per share (collectively referred to as the “Sky Stock”).1,000,000 shares of Sky Common Stock are currently issued and outstanding, while 267,506 shares of Series A Preferred Stock are currently issued and outstanding, 56,317 shares of Series B Preferred Stock are currently issued and outstanding, 293,738 shares of Series C Preferred Stock are currently issued and outstanding and 200,000 shares of Series A Restricted Stock are currently issued and outstanding. All of the issued and outstanding shares of Sky Common Stock are validly issued, fully paid, and non-assessable. No shares of Sky Common Stock are reserved for issuance upon exercise of outstanding options and warrants, or upon conversion of any outstanding Sky convertible securities. Sky Common Stock is not owned or held in violation of any preemptive right of any other person or entity. Except as described herein, there is no commitment, plan, subscription rights, or arrangement to issue, no preemptive right to acquire, and no outstanding option, warrant, or other right calling for the issuance of, any shares of Sky Common Stock or any security or other instrument convertible into, exercisable for, or exchangeable for Sky Common Stock.

Exhibit 2.2 page 8 of 34

Section 3.03        Subsidiaries. .Sky does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

Section 3.04        Financial Condition. Sky has delivered to Incumaker Sky’s unaudited financial statements for the fiscal years ended December 31, 2017 and 2016 (the “Sky Financial Statements”). The Sky Financial Statements present fairly and accurately in all material respects the information contained therein and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; each such statement of income and statement of retained earnings presents fairly and accurately in all material respects the results of operations of Sky for the period indicated; and each such statement of changes in financial position presents fairly and accurately in all material respects the information purported to be shown therein. The financial statements (including the notes thereto) referred to in this Section 3.04 have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) are correct and complete and are in accordance with the books and records of Sky.

Section 3.05        Tax and Other Liabilities. Sky has filed all state and federal Tax returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax returns or to pay Taxes would not have a material adverse effect on the financial condition of Sky and its subsidiaries taken as a whole. Sky has delivered to Incumaker correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sky. None of such tax returns are under audit. Sky has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Sky is not a party to any Tax allocation or sharing agreement. As used herein “Taxes” shall include all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 3.06        Absence of Certain Changes or Events. Except as set forth in this Agreement, since December 31, 2017:

(a) To the best of Sky’s knowledge, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Sky; or (ii) any damage, destruction, or loss to Sky (whether or not covered by insurance) materially adversely affecting the business, operations, properties, assets, or condition of Sky;

Exhibit 2.2 page 9 of 34

(b) Sky has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Sky; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other transaction not in the ordinary course of business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers, directors or employees or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c) Sky has not except in the ordinary course of business (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent); (ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most Sky balance sheet dated December 31, 2017; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except (A) the transactions contemplated by the Purchase Agreement, and (B) assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Sky; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities of whatever kind or nature including without limitation debentures (whether authorized and unissued or held as treasury stock), convertible securities, warrants, options, or preferred stock).

Section 3.06        Issuance. The shares of Sky Common Stock issued are duly authorized and, are validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of stockholders of Sky.

Section 3.07        Approval of Agreement. The board of directors of Sky has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby and approved the submission of this Agreement and the transactions contemplated hereby to the stockholders of Sky for their approval with the recommendation that the transaction be accepted if it has been deemed necessary.

Section 3.08        Sky Minutes. Sky has delivered to Incumaker a copy of all the board of directors’ minutes of Sky approving this transaction.

Section 3.09        Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the best of Sky’s knowledge, threatened by or against Sky or affecting Sky or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator that would have a material adverse effect on its business. Sky does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Exhibit 2.2 page 10 of 34

Section 3,10        Material Contract Defaults. To the best of Sky’s knowledge, Sky is not in default under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Sky and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Sky has not taken adequate steps to prevent such a default from occurring.

Section 3.11        No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Sky is a party or to which any of its properties or operations are subject.

Section 3.12        Governmental Authorizations. To the best of Sky’s knowledge, Sky has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof; except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Sky of this Agreement and the consummation by Sky of the transactions contemplated hereby.

Section 3.13        Compliance With Laws and Regulations. To the best of Sky’s knowledge, Sky has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Sky or except to the extent that noncompliance would not result in the incurrence of any material liability for Sky.

Section 3.14        Insurance. All the insurable properties of Sky are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement.

Exhibit 2.2 page 11 of 34

Section 3.15        Labor. Sky is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, there has been no effort by any labor union or any other person during the twenty-four (24) months prior to the date hereof to organize any employees of Sky into one or more collective bargaining units, nor are any such efforts being conducted. To the best of Sky’s knowledge, there is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of Sky, or which may interfere with its continued operations. To the best of Sky’s knowledge, neither Sky nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against Sky by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees or consultants of Sky during the twenty-four (24) months prior to the date hereof. To the best of Sky’s knowledge, Sky has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities or other employment practices, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended.

Section 3.16        Employment. Except as disclosed to Incumaker, the employment of each employee of Sky is “at will,” and may be terminated, subject to applicable law, at any time by Sky, without the imposition of penalties or damages. Sky has received no notice of any claim before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any governmental body or, is any such claim threatened against Sky. Sky is not a party to, or otherwise bound by, any order relating to its employees or employment practices. Sky has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees in accordance with its normal payroll practices. No current or former employee of Sky is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act.

Section 3.17        Employee Benefits. There is no employee benefit plan which is sponsored, maintained or contributed to by Sky or to which Sky has an obligation to contribute, or otherwise affecting or involving Sky or any of the employees of or consultants to Sky.

Section 3.18        Environmental Matters. To the best of Sky’s knowledge, Sky has no liability under, and each are presently in compliance in all material respects with all environmental laws applicable to Sky, its assets or business. Sky has no knowledge of the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of hazardous substances into the soil, surface waters, ground waters, land, stream sediments, surface of subsurface strata, ambient air, sewer system, or any environmental medium at or from any property or asset owned, used or occupied by Sky in violation of any applicable environmental law. To the best of Sky’s knowledge, none of the following exists at any property owned, occupied or controlled by Sky: (1) underground storage tanks, (2) materials or equipment containing polychlorinated biphenyls in concentrations greater than 50 parts per million, or (3) landfills or disposal areas.

Section 3.19        Loans. Schedule 3.19 sets forth (i) the name of each individual, entity, bank, trust association or other financial institution and stock or other broker with which Sky has an account, credit line or loan, and the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Sky in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

Exhibit 2.2 page 12 of 34

Section 3.20        Absence of Certain Business Practices. To the best of Sky’s knowledge, neither Sky, nor any other affiliate or agent of Sky, or any other person acting on behalf of or associated with Sky, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of Sky (or assist Sky in connection with any actual or proposed transaction), in each case which (i) may subject Sky to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of Sky, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of Sky.

Section 3.21        No Undisclosed Liabilities. To the best of Sky’s knowledge, Sky has no liabilities or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes or any obligations or liabilities of the nature or type required to be disclosed under GAAP, which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Sky, taken as a whole, other than such liabilities or obligations that have been specifically disclosed in the Sky Financial Statements or incurred thereafter in the ordinary course of business.

Section 3.22        Materiality. To the best of Sky’s knowledge, no representation or warranty in this Article III contains any materially untrue statement of a material fact or omits to state any material fact required to make the statements contained therein not materially misleading or materially necessary in order to provide Incumaker with reasonably complete information as to Sky’ business or financial condition.

Exhibit 2.2 page 13 of 34

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF INCUMAKER AND SAC

As an inducement to, and to obtain the reliance of Sky, subject to such exceptions as are specifically disclosed in the disclosure schedules (referencing the appropriate section and paragraph numbers) supplied by Incumaker to Sky on the date hereof (the “Disclosure Schedule”), and the all forms, reports, schedules, statements, and other documents required to be filed by the Company under the Alternative Reporting Standard of the OTC Pink Open Market. Incumaker and SAC hereby represent, warrant and covenant as follows:

Section 4.01        Organization. Each of Incumaker and SAC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Incumaker has no subsidiary corporations other than SAC and SAC has no subsidiary corporations and was formed on October 23, 2018, solely to complete this transaction. Each of Incumaker and SAC has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the countries, provinces, territories and states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Each of Incumaker and SAC has furnished to Sky complete and correct copies of its certificate of incorporation, as amended, and bylaws as in effect on the date hereof. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of such certificates of incorporation or bylaws. Each of Incumaker and SAC has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to authorize the execution and delivery of this Agreement. Each of Incumaker and SAC has full power, authority, and legal right and has taken all action required by law, its incorporation and bylaws, and otherwise to consummate the transactions herein contemplated.

Section 4.02        Capitalization. As of the date hereof, the entire authorized capitalization of Incumaker consists of 750,000,000 authorized shares of common stock, par value $0.001 per share (the “Incumaker Common Stock”), of which 43,271,555 shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and (b) 10,000,000 shares of preferred stock (the “Incumaker Preferred Stock”) authorized, of which none are issued or outstanding. The Incumaker Common Stock and Incumaker Preferred Stock are hereinafter collectively referred to as the “Incumaker Stock.” All of the issued and outstanding shares of Incumaker Stock are validly issued, fully paid, and non-assessable. There are currently no shares of Incumaker Common Stock reserved for issuance upon exercise of outstanding Incumaker options and warrants. Incumaker Common Stock is not owned or held in violation of any preemptive right of any other person or entity.

Section 4.03        No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Incumaker or SAC is a party or to which any of their properties or operations are subject.

Section 4.04        Approval of Agreement. The Board of Directors of Incumaker and SAC have authorized the execution and delivery of this Agreement, the Merger Note and the Warrant and have approved the transactions contemplated hereby and thereby. Incumaker has delivered to Sky a copy of the resolutions of the Board of Directors approving this transaction.

Exhibit 2.2 page 14 of 34

Section 4.05        Incumaker Financial Statements. Incumaker has delivered to Sky its audited financial statements for the fiscal years ended May 31, 2018 and May 31, 2017 (together, the “Incumaker Financial Statements”). The Incumaker Financial Statements present fairly and accurately the information contained therein and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; each such statement of income and statement of retained earnings presents fairly and accurately the results of operations of Incumaker for the periods indicated; and each such statement of changes in financial position presents fairly and accurately the information purported to be shown therein. The financial statements (including the notes thereto) referred to in this Section 4.05 have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) are correct and complete and are in accordance with the books and records of Incumaker.

Section 4.06        Tax and Other Liabilities. Each of Incumaker and SAC has filed all state and federal Tax returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax returns or to pay Taxes would not have a material adverse effect on the financial condition of Sky and its subsidiaries taken as a whole. Each of Incumaker and SAC has delivered to Sky correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Incumaker. None of such tax returns are under audit. Neither Incumaker nor SAC has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither Incumaker nor SAC is a party to any Tax allocation or sharing agreement. As used herein “Taxes” shall include all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 4.07        Absence of Certain Changes or Events. Except as set forth in this Agreement, since May 31, 2018:

(a) To the best of Incumaker’s knowledge, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Incumaker; or (ii) any damage, destruction, or loss to Incumaker (whether or not covered by insurance) materially adversely affecting the business, operations, properties, assets, or condition of Incumaker;

(b) Incumaker has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Incumaker; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other transaction not in the ordinary course of business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers, directors or employees or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

Exhibit 2.2 page 15 of 34

(c) Incumaker has not except in the ordinary course of business (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent); (ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Incumaker balance sheet dated December 31, 2017; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except (A) the transactions contemplated by the Purchase Agreement, and (B) assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Incumaker; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities of whatever kind or nature including without limitation debentures (whether authorized and unissued or held as treasury stock), convertible securities, warrants, options, or preferred stock).

Section 4.08        Issuance. The shares of Incumaker Common Stock issued are duly authorized and, are validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of stockholders of Incumaker. When issued, the shares of Newly Issued Incumaker Common Stock will be duly authorized and will be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of stockholders of Incumaker.

Section 4.09        Approval of Agreement. The board of directors of Incumaker has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby and approved the submission of this Agreement and the transactions contemplated hereby to the stockholders of Incumaker for their approval with the recommendation that the transaction be accepted if it has been deemed necessary.

Section 4.10        Incumaker Minutes. Incumaker has delivered to Sky a copy of all the board of directors’ minutes of Incumaker approving this transaction.

Section 4.11        Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the best of Incumaker’s and SAC’s knowledge, threatened by or against Incumaker or SAC or affecting Incumaker or SAC or either of their properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator that would have a material adverse effect on its business. Neither Incumaker nor SAC has any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Exhibit 2.2 page 16 of 34

Section 4.12        Contracts. Other than as disclosed to Sky or included in the Incumaker Schedules, (a) there are no material contracts, agreements, franchises, license agreements, or other commitments to which Incumaker is a party or by which it or any of its assets, products, or properties are bound outside of the ordinary course of business; and (b) Incumaker is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which Incumaker is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or partner of Incumaker or (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

Section 4,13        Material Contract Defaults. To the best of Incumaker’s knowledge, Incumaker is not in default under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Incumaker and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Incumaker has not taken adequate steps to prevent such a default from occurring.

Section 4.14        No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Incumaker or SACis a party or to which any of its properties or operations are subject.

Section 4.15        Governmental Authorizations. To the best of Incumaker’s SAC’s knowledge, each of Incumaker and SAC has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof; except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Incumaker and SAC of this Agreement and the consummation by Incumaker and SAC of the transactions contemplated hereby.

Section 4.16        Compliance With Laws and Regulations. To the best of Incumaker’s and SAC’s knowledge, each of Incumaker and SAC has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Incumaker or SAC or except to the extent that noncompliance would not result in the incurrence of any material liability for Incumaker or SAC.

Section 4.17        Insurance. All the insurable properties of Incumaker are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement.

Exhibit 2.2 page 17 of 34

Section 4.18        Labor. Incumaker is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, there has been no effort by any labor union or any other person during the twenty-four (24) months prior to the date hereof to organize any employees of Incumaker into one or more collective bargaining units, nor are any such efforts being conducted. To the best of Incumaker’s knowledge, there is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of Incumaker, or which may interfere with its continued operations. To the best of Incumaker’s knowledge, neither Incumaker nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against Incumaker by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees or consultants of Incumaker during the twenty-four (24) months prior to the date hereof. To the best of Incumaker’s knowledge, Incumaker has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities or other employment practices, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended.

Section 4.19        Employment. Except as disclosed to Sky, the employment of each employee of Incumaker is “at will,” and may be terminated, subject to applicable law, at any time by Incumaker, without the imposition of penalties or damages. Incumaker has received no notice of any claim before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any governmental body or, is any such claim threatened against Incumaker. Incumaker is not a party to, or otherwise bound by, any order relating to its employees or employment practices. Incumaker has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees in accordance with its normal payroll practices. No current or former employee of Incumaker is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act.

Section 4.20        Employee Benefits. There is no employee benefit plan which is sponsored, maintained or contributed to by Incumaker or to which Incumaker has an obligation to contribute, or otherwise affecting or involving Incumaker or any of the employees of or consultants to Incumaker.

Section 4.21        Environmental Matters. To the best of Incumaker’s and SAC’s knowledge, neither Incumaker nor SAC has any liability under, and each are presently in compliance in all material respects with all environmental laws applicable to Incumaker and SAC, their assets or business. Neither Incumaker nor SAC has no knowledge of the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of hazardous substances into the soil, surface waters, ground waters, land, stream sediments, surface of subsurface strata, ambient air, sewer system, or any environmental medium at or from any property or asset owned, used or occupied by Incumaker or SAC, respectively,in violation of any applicable environmental law. To the best of Incumaker’s or SAC’s knowledge, none of the following exists at any property owned, occupied or controlled by Incumaker or SAC: (1) underground storage tanks, (2) materials or equipment containing polychlorinated biphenyls in concentrations greater than 50 parts per million, or (3) landfills or disposal areas.

Exhibit 2.2 page 18 of 34

Section 4.22        Loans . Schedule 4.22 sets forth the name of each bank, trust or other financial institution and stock or other broker with which Incumaker has an account, credit line or loan, and the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Incumaker in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

Section 4.23        Absence of Certain Business Practices. To the best of Incumaker’s knowledge, neither Incumaker, nor any other affiliate or agent of Incumaker, or any other person acting on behalf of or associated with Incumaker, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of Incumaker (or assist Incumaker in connection with any actual or proposed transaction), in each case which (i) may subject Incumaker to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of Incumaker, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of Incumaker.

Section 4.24        No Undisclosed Liabilities. To the best of Incumaker’s and SAC’s knowledge, neither Incumaker nor SAC has any liabilities or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes or any obligations or liabilities of the nature or type required to be disclosed under GAAP, which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Incumaker or SAC, taken as a whole, other than such liabilities or obligations that have been specifically disclosed in the Incumaker Financial Statements or incurred thereafter in the ordinary course of business.

Exhibit 2.2 page 19 of 34

Section 4.25        Materiality. To the best of Incumaker’s and SAC’s knowledge, no representation or warranty in this Article IV contains any materially untrue statement of a material fact or omits to state any material fact required to make the statements contained therein not materially misleading or materially necessary in order to provide Sky with reasonably complete information as to Incumaker’s or SAC’s business or financial condition.

ARTICLE V

DELIVERIES AT CLOSING

Section 5.01        Taking of Necessary Action. Sky and Incumaker shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate to effectuate the transactions contemplated by this Agreement. If, at any time after the execution hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, to (a) vest Incumaker with title to 100% of the issued and outstanding shares of Sky Stock, or (b) vest the Sky Stockholders with title to 100% of the issued and outstanding shares of Newly Issued Incumaker Common Stock, the officers and directors of Incumaker or Sky, as the case may be, shall take such necessary or desirable action in order to effectuate the transactions contemplated by this Agreement.

Section 5.02        Stock Legends. Certificates representing all shares of Incumaker Common Stock (such definition for purposes of this section shall include Newly Issued Incumaker Common Stock) shall bear a legend restricting transfer of the shares of Incumaker Common Stock represented by such certificate in substantially the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Incumaker shall, from time to time, make stop transfer notations in its records to ensure compliance in connection with any proposed transfer of the shares with the Securities Act, and all applicable state securities laws.

Section 5.03        Fees and Expenses. Each of Incumaker and Sky shall be responsible for all of their respective fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the professional fees of counsel for each of the parties incurred in connection with this Agreement.

Exhibit 2.2 page 20 of 34

Section 5.04        Closing Events. At the Closing, each of the respective Parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Deliveries at Closing shall include, without limitation, the following:

(a) Deliveries by Sky. At or prior to the Closing, Sky shall deliver to Incumaker:

(i) resolutions or consents signed by the Sky stockholders approving, adopting and ratifying this Agreement, the Merger and the transactions contemplated hereby;

(ii) resolutions of the Board of Directors of Sky approving, adopting and ratifying this Agreement, the Merger and the transactions contemplated herein;

(iii) a certificate executed by Sky to the effect that the conditions set forth in Section 6.01 and 6.03 have been satisfied; and

(iv) to the extent available, all outstanding stock certificates that have been issued and which are outstanding, duly endorsed in favor of Incumaker.

(b) Deliveries by Incumaker. At or prior to the Closing, Incumaker shall deliver to the Shareholder Representative:

(i) resolutions or consents of the Board of Directors of Incumaker approving, adopting and ratifying this Agreement, the Merger and the transactions contemplated hereby;

(ii) Incumaker Common Stock with respect to stock certificates surrendered at closing by Sky stockholders pursuant to Section 5.04(a)(iv) above,

(iii) a certificate executed by an authorized officer of Incumaker, to the effect that the conditions set forth in Section 6.01 and 6.02 have been satisfied;

(iv) the Merger Note in the form attached hereto and incorporated herein as Exhibit A; and

(v) the Warrant in the form attached hereto and incorporated herein as Exhibit C.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01         Mutual Conditions. The respective obligations of the parties hereto to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the parties, to the extent permitted by applicable law.

Exhibit 2.2 page 21 of 34

(a)          Litigation. On the Closing Date, there shall not be any action, judgment, order, decree, stipulation, injunction or charge from any governmental authority in effect preventing consummation of any of the Transactions, and there shall be no litigation, proceeding or investigation pending or threatened that seeks to prevent the Merger.

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 6.01, the parties may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

Section 6.02        Conditions to the Obligation of Sky. The obligation of Sky to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Sky, to the extent permitted by applicable law.

(a)          Representations and Warranties. The representations and warranties of Incumaker and SAC contained in Article IV shall be true and correct on and as of the Closing Date as though made at and as of that date (other than representations and warranties that recite that they are only made as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality”, as set forth therein) does not result in, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Incumaker or SAC to perform their obligations hereunder.

(b)          Compliance with Covenants. Incumaker and SAC each shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Good Standing. Incumaker shall have delivered to Sky certificates of officers and public officials as shall be reasonably requested by Sky to establish the existence and good standing of Incumaker and SAC in the State of Delaware.

(d)          Delivery by Incumaker and SAC. Incumaker and SAC shall have delivered to Sky (or such other Person as noted) at Closing all of the items specified to be delivered by them in Section 5.04(b).

(e)          Preferred Stock Conversion. All shares of Preferred Stock of Sky shall have been converted into shares of Common Stock of Sky.

(f)          Shareholder Approval. Sky shall have received the requisite Sky Shareholder approval for the transactions contemplated hereby.

(g)          Personal Guarantees. Incumaker shall cause Hering to be removed from all personal guarantees or similar obligations relating to any obligation of Sky, including those listed on Schedule 6.02(h).

Exhibit 2.2 page 22 of 34

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 6.02, Sky may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that, at the Closing, Incumaker delivers to Sky a written notice specifying in reasonable detail the failure of any such condition, and Sky nevertheless proceeds with the Closing, then Sky shall not be deemed to have waived any rights or remedies they may have against Incumaker or SAC by reason of the failure of such conditions to the extent described in such notice.

Section 6.03        Conditions to the Obligations of Incumaker and SAC. The obligation of Incumaker and SAC to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Incumaker, to the extent permitted by applicable law.

(a)          Representations and Warranties. The representations and warranties of Sky contained in Article III shall be true and correct on and as of the Closing Date as though made at and as of that date (other than representations and warranties that recite that they are only made as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” as set forth therein) does not result in, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect.

(b)          Compliance with Covenants. Sky shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Consents and Approvals. All consents, if any, identified on a Schedule of Consents shall have been obtained, occurred or have been made. Such consents shall be on terms and conditions that would not result in the imposition on Incumaker, SAC or the Surviving Corporation or their respective businesses of any material costs, material liabilities or materials restrictions that are not consented to by the burdened party.

(d)          No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect since December 31, 2017, that continues to exist as of the Closing Date;

(e)          Good Standing. Sky shall have delivered to Incumaker certificates of officers and public officials as shall be reasonably requested by Incumaker to establish the existence and good standing of Sky.

(f)          Delivery by Sky. Sky shall have delivered to Incumaker at Closing all of the items specified to be delivered by them in Section 6.02.

Exhibit 2.2 page 23 of 34

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 6.03, Incumaker and SAC may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that, at the Closing, Sky delivers to Incumaker a written notice specifying in reasonable detail the failure of any such condition, and Incumaker and SAC nevertheless proceed with the Closing, Incumaker and SAC shall not be deemed to have waived any rights or remedies they may have against Sky (including rights under Article VII) by reason of the failure of such conditions to the extent described in such notice.

ARTICLE VII

TERMINATION

Section 7.01        Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Sky and Incumaker; or

(b) by any party, if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party; (ii) the other party shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on Incumaker or on Sky, and/or the transactions contemplated hereby, and shall not fully remedy same within ten (10) Business Days after written notice thereof to such party; (iii) the other party shall not have furnished, upon reasonable notice therefore, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or he shall have agreed to furnish, and it is reasonably unlikely that the other party will be able to furnish such item(s) prior to November 30, 2018 (the “Outside Closing Date”); or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of either party hereto and such consent is not obtainable without material cost or penalty (unless the party not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or

(c) by any party, at any time on or after the Outside Closing Date, if the transactions contemplated hereby shall not have been consummated prior thereto; provided, that the party seeking to effect such termination of this Agreement shall not then be in breach or default of any material representation, warranty, covenant, agreement or obligation imposed upon such party by this Agreement; or

(d) by either party in the event that its due diligence investigation of the other shall reveal that the other (i) has any liabilities, obligations, contracts, commitments or contingencies of any kind, which could reasonably be expected to expose Sky or Incumaker to any cost, claim, expense, damage or liability from and after the Closing, or (ii) is subject to any claim, deficiency, legal or administrative proceeding or threats thereof which could reasonably be expected to result in litigation and liability to Sky or Incumaker from and after the Closing; or

Exhibit 2.2 page 24 of 34

(e) by Incumaker or Sky in the event that the holders of a majority of the outstanding shares of the Sky Stock do not consent in writing to this Agreement, the Merger and the transactions contemplated hereby.

In the event of termination of this Agreement pursuant to this Section 7.01, prompt written notice shall be given by the terminating party to the other party, and, unless the party seeking to terminate this Agreement shall have no right to do so, neither party to this Agreement shall have any further liability to the other.

ARTICLE VIII

MISCELLANEOUS

Section 8.01        Shareholder Representative. For purposes of this Agreement, the Sky Shareholders hereby designate Michael Hering to serve as the sole and exclusive representative of the Shareholders (the “Shareholder Representative”) with respect to those provisions of this Agreement that contemplate action by the Shareholder Representative, including ancillary agreements such as the Merger Note, Guaranty and Security Agreement; provided, however, that if Michael Hering at any time is unable, due to incapacity or otherwise, to serve as Shareholder Representative or resigns as Shareholder Representative, then [Name] shall serve as successor Shareholder Representative. Each successor Shareholder Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Shareholder Representative. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include any successor Shareholder Representative.

(a)          The Shareholder Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Sky Shareholders with respect to the performance of his or her duties as the Shareholder Representative. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Sky Shareholder, by operation of Law, whether by such Sky Shareholder’s death, disability, protective supervision or any other event. The Shareholder Representative shall promptly deliver to each Sky Shareholder any notice received by the Shareholder Representative concerning this Agreement. Without limiting the generality of the foregoing, the Shareholder Representative has full power and authority, on behalf of each Sky Shareholder and such Sky Shareholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Shareholders in connection herewith, including the Merger Note, Guaranty and Security Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Merger Note, Guaranty and Security Agreement (including executing this Agreement, the Merger Note, the Guaranty and the Security Agreement, (iii) receive service of process in connection with any claims under this Agreement, the Merger Note, the Guaranty or the Security Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) object to such deliveries, (viii) distribute the proceeds of the Merger Note and the Security Agreement (if applicable) and any earnings and proceeds thereon and (ix) take all actions necessary or appropriate in the judgment of the Shareholder Representative on behalf of the Sky Shareholders in connection with this Agreement, the Merger Note, the Guaranty and the Security Agreement.

Exhibit 2.2 page 25 of 34

(b)          The Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Sky Shareholder shall otherwise exist against the Shareholder Representative. The Shareholder Representative shall not be liable to any Sky Shareholder relating to the performance of the Shareholder Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholder Representative shall be indemnified and held harmless by the Sky Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reason of the fact that the Shareholder Representative was acting as the Shareholder Representative pursuant to this Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholder Representative shall be held harmless in acting upon any notice, statement or certificate believed by the Shareholder Representative to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith on any matter. The Shareholder Representative (in his capacity as such) shall not be liable to Incumaker or the Surviving Corporation by reason of this Agreement or the performance the Shareholder Representative’s duties hereunder or otherwise.

(c)          Incumaker shall be entitled to rely upon any actions taken by the Shareholder Representative as the duly authorized action of the Shareholder Representative on behalf of each Sky Shareholder with respect to any matters set forth in this Agreement, the Merger Note, the Guaranty and the Security Agreement.

Section 8.02        Further Actions. At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Exhibit 2.2 page 26 of 34

Section 8.03        Survival; Knowledge. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall not survive the Effective Time, except for those contained in or made pursuant to Articles III and IV. The statements contained in any document executed by Incumaker or SAC relating hereto or delivered to Sky in connection with the transactions contemplated hereby or thereby, or in any statement, certificate, or other instrument delivered by or on behalf of Incumaker or SAC pursuant hereto or thereto or delivered to Sky in connection with the transactions contemplated hereby or thereby shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of Incumaker and SAC hereunder for all purposes of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby or thereby). The statements contained in any document executed by Sky relating hereto or delivered to Incumaker or SAC in connection with the transactions contemplated hereby or thereby, or in any statement, certificate, or other instrument delivered by or on behalf of Sky pursuant hereto or thereto or delivered to Incumaker or SAC in connection with the transactions contemplated hereby or thereby shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of Sky hereunder for all purposes of this Agreement (including all statements, certificates, or other instruments delivered pursuant hereto or thereto or delivered in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby or thereby). For the purposes of this Agreement, where an entity represents and warrants a fact “to its knowledge” or “to the best of its knowledge” it shall have imputed to its knowledge only the actual conscious awareness of facts or other information, without investigation, of the executive officers and the chief financial officer of the entity and its subsidiaries. Where an individual represents and warrants a fact “to the best of the individual’s knowledge” the individual shall have imputed to that individual only the actual conscious awareness of facts or other information, without investigation, of that individual.

Section 8.04        Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement may be amended prior to the Effective Time (notwithstanding stockholder adoption and approval) by a written instrument executed by Incumaker, SAC, and Sky with the approval of their respective Boards of Directors; provided, however, that no such amendment shall, without stockholder adoption and approval by an appropriate vote by stockholders of the Constituent Corporation whose stockholders have been adversely affected, change the number of shares of Incumaker Common Stock which may be issued pursuant to this Agreement, or materially and adversely affect the rights of Incumaker or Sky stockholders. No amendment to accelerate or postpone the Effective Time shall be deemed to change such number of shares or affect adversely the rights of the Incumaker or Sky stockholders.

Section 8.05        Notices. All notices under this Agreement must be in writing and addressed, if to Incumaker or SAC, to its corporate secretary, and if to Sky, to its chief executive officer. Any notice or other communication in connection with this Agreement shall be deemed to have been given (i) if personally delivered to a party, when so delivered, (ii) (A) if by certified mail, three business days after mailing or (B) if by Federal Express or other recognized next day carrier timely posted for next business day delivery, the next business day following such timely posting, to the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7.05), or (iii) if by electronic means to Incumaker to Sky, at the address set forth above, which shall be deemed received upon receipt to be confirmed by the recipient. Either party may change the address or email to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner set forth.

Exhibit 2.2 page 27 of 34

Section 8.06         Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

Section 8.07         Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of Incumaker, SAC, and Sky and their respective successors and assigns and shall inure to the benefit of each Incumaker indemnitee and each Sky indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

Section 8.08         No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except for the Sky stockholders with respect to Section 2.01.

Section 8.09         Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances, provided, however, that the economic and legal substance of the transactions contemplated by this Agreement are not affected in any way materially adverse to any party hereto.

Section 8.10         Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 8.11         Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement, any document relating hereto or delivered in connection with the transactions contemplated hereby, any statement, certificate, or other instrument delivered by or on behalf of, or delivered to, any party hereto or thereto in connection with the transactions contemplated hereby or thereby, any breach of this Agreement or such other document, the Merger, or the other transactions contemplated hereby or thereby may be brought only in the state courts of the State of Delaware located in Kent County, or in the United States District Court for the District of Delaware, and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Exhibit 2.2 page 28 of 34

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

INCUMAKER, INC.

By:	/s/ Ketan Thakker
Name: Ketan Thakker
Title: President and CEO

SA.COM ACQUISITION CORP.

By:	/s/ Ketan Thakker
Name: Ketan Thakker
Title: President

SKYAUCTION.COM , INC.

By:	/s/ Michael Hering
Name: Michael Hering
Title: President and CEO

SHAREHOLDER REPRESENTATIVE

By:	/s/ Michael Hering
Name: Michael Hering

Exhibit 2.2 page 29 of 34

INCUMAKER AND SAC DISCLOSURE SCHEDULES

Schedule 4.06 Tax and Other Liabilities

Incumaker has not filed its 2017 Federal or state income tax returns which will be filed following receipt by the Company’s tax preparer of the Company’s final audited financial report expected no later than October 31, 2018.

Schedule 4.02 Capitalization

500,000 warrants issued to Street Capital convertible at $0.07 with an exercise termination date of November 11, 2018.

Schedule 4.22 Loans –

See attached Incumaker Debt Schedule

Exhibit 2.2 page 30 of 34

Exhibit A

FORM OF PROMISSORY NOTE

Exhibit 2.2 page 31 of 34

Exhibit B

LIST OF SKYAUCTION SHAREHOLDERS

Exhibit 2.2 page 32 of 34

Exhibit C

FORM OF WARRANT

Exhibit 2.2 page 33 of 34

Exhibit D

Form of Secured Unconditional Guaranty

Exhibit 2.2 page 34 of 34

Exhibit E

Security Agreement